ANTICIPATED CASH FLOW

The following chart represents the Company's anticipated cash flow for the period from March 1, 2000 to February 29, 2001. However, no assurances can be given that the future results anticipated by the following analysis will be achieved. The following analysis may be significantly affected by certain factors, including certain risks and uncertainties which could cause actual results to vary materially from the future results covered in the following analysis. Other factors could also cause actual results to vary materially from the future results anticipated in the following analysis. Undue reliance should not be placed on the following analysis. Finally, the following analysis is based on facts existing as of the date of Amendment No. 3 to the Company's Registration Statement on Form 10-SB

OPENING CASH POSITION

Estimated sales of the Lens-O-Matic                                   $  417,000
Estimated proceeds from issuance of common shares                     $3,000,000
                                                                      ----------
                                                                      $3,240,000
Cash Out

Advertising                                                                5,000
Amoritization                                                             15,000
Automotive                                                                20,000
Consulting fees                                                          260,000
Director's fees                                                           30,000
Insurance                                                                 30,000
Interest and bank charges                                                  1,000
Legal and accounting                                                     195,000
Lensomatic product costs                                                  40,000
Lensomatic product market launch                                         300,000
Licences, fees and dues                                                    2,000
Mail and courier                                                          15,000
Management fees                                                            5,000
Office and administration                                                 36,000
product analysis and market evaluation                                    75,000
Promotion and entertainment                                                6,000
Rent                                                                      45,000
Repairs and maintenance                                                    1,000
Salaries                                                                 206,000
Shares sales costs                                                       175,000
Syringe product development                                            1,200,000
Telephone and utilities                                                   20,000
Travel                                                                    40,000
Video Production                                                          15,000
                                                                      ----------

Total cash out                                                        $2,737,500

ESTIMATED CLOSING CASH                                                $  919,500
                                                                      ==========